                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*


                               MORTGAGE.COM, INC.
                                (NAME OF ISSUER)


                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)


                                    61910V102
                                 (CUSIP NUMBER)


                                DECEMBER 31, 1999
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                       ------------------
CUSIP No.   61910V102                  13G                        Page 2 of 5
           ----------
-----------------------                                       ------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSONS
           IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

           Intuit Inc.
--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------

    3      SEC USE ONLY
--------------------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                                            5      SOLE VOTING POWER
               NUMBER OF                           3,720,937
                SHARES
             BENEFICIALLY
               OWNED BY
                 EACH
               REPORTING
              PERSON WITH
                                         ---------------------------------------

                                            6      SHARED VOTING POWER
                                                   0
                                         ---------------------------------------

                                            7      SOLE DISPOSITIVE POWER
                                                   3,720,937
                                         ---------------------------------------

                                            8      SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,720,937
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
           CERTAIN SHARES
                                                       [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

         MORTGAGE.COM, INC.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         8751 Broward Boulevard, Fifth Floor, Plantation, Florida  33324

ITEM 2(a).        NAME OF PERSON FILING:

         Intuit Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         2535 Garcia Avenue, Mountain View, California  94043

ITEM 2(c).        CITIZENSHIP:

         Delaware.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
                  (c), CHECK WHETHER THE PERSON FILING IS A :

                  Not applicable

                  (a)  [ ]   Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o);
                  (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c);
                  (c)  [ ]   Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);
                  (d)  [ ]   Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);
                  (e)  [ ]   An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);
                  (f)  [ ]   An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g)  [ ]   A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);
                  (h)  [ ]   A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i)  [ ]   A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                             80a-3).

ITEM 4.  OWNERSHIP.

----------------------------------------------------------------------------------------------------------------------

                                                                        Shared         Sole Power       Shared Power
                                                         Sole Power     Power to       to Dispose        to Dispose
                                Amount        Percent    to Vote or     Vote or      or Direct the      or Direct the
                             Beneficially       of       Direct the    Direct the     Disposition        Disposition
Reporting Person                Owned          Class        Vote         Vote             of                 of
-------------------------------------------------------- -------------------------------------------------------------
Intuit Inc.                    3,720,937        9.0%      3,720,937        0           3,720,937             0
----------------------------------------------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock owned by the Reporting Persons.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 26, 1999


INTUIT INC.



By: /s/ Catherine L. Valentine
   ----------------------------------------
Name:  Catherine L. Valentine
Title: Vice President and General Counsel